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    Exhibit 5.1

OPINION OF LATHAM & WATKINS

     August 30, 2001

Birch Telecom, Inc.
2020 Baltimore Avenue
Kansas City, Missouri 64108

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    In connection with the registration by Birch Telecom, Inc., a Delaware corporation (the "Company"), of an aggregate of 150,847,718 shares of the Common Stock, par value $.001 per share (the "Common Stock"), of the Company pursuant to the Birch Telecom, Inc. 1998 Stock Option Plan (the "1998 Plan") the 2000 Equity Participation Plan of Birch Telecom, Inc. (the "2000 Plan") and the 2001 Equity Participation Plan of Birch Telecom, Inc. (the "2001 Plan"), on a Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, you have requested our opinion with respect to the matters set forth below. The 150,847,718 shares to be registered pursuant to the Registration Statement are referred to below as the "Shares."

    In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

    In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

    We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware, and we assume no responsibility as to the application to the subject transaction, or the effect thereon, of any other laws, of the laws of any other jurisdiction or as to any matters of municipal law or any other local agencies within any state.

    Subject to the foregoing it is our opinion that, as of the date hereof, upon the issuance and sale of the Shares, each in the manner contemplated by the Registration Statement and in accordance with the terms of the 1998 Plan, the 2000 Plan or the 2001 Plan, as applicable, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of 1998 Plan, the 2000 Plan or the 2001 Plan, as applicable, and the Registration Statement, including, without limitation, collection of required payment for the Shares, the Shares will be legally and validly issued, fully paid and nonassessable securities of the Company.

    We consent to your filing this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ LATHAM & WATKINS

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OPINION OF LATHAM & WATKINS